Exhibit 99.1

Altra Industrial Motion Corp. to Host Investor Day Providing New Long-Term Strategy for Delivering Profitable Growth

Introduces 3-Year Financial Targets and Presents Path to $3B by 2027

Webcast to Begin Today at 10:00 a.m. ET

March 8, 2022 -- BRAINTREE, Mass. -- Altra Industrial Motion Corp. (Nasdaq: AIMC) (“Altra” or the “Company”), a leading global manufacturer and supplier of motion control, power transmission and automation products, will host and webcast its 2022 Investor Day beginning at 10:00 a.m. ET today.

During the event, presentations by Chief Executive Officer Carl Christenson, Chief Financial Officer Todd Patriacca, the company’s operating company presidents and other members of Altra’s senior leadership team will provide an in-depth review of the company’s foundational value drivers, review its new 3-pillar strategy for delivering sustainable profitable growth and introduce new three-year long-term financial targets.

The company also will demonstrate how it is positioning Altra to be a through-the-cycle compounder with a path to $3 billion of revenue by leveraging its world-class Altra Business System (ABS) to drive sustainable margin expansion and strong cash generation that is strategically reinvested to deliver above-market returns.

“We have made tremendous progress over the past several years executing on our strategy to transform Altra to be a premier Power Transmission & Motion Control market leader,” said Christenson. “As a result, we have doubled the size of the company, matured the Altra Business System to drive value creation across the organization, advanced our product portfolio up the technology curve, and achieved strong and consistent through-the-cycle cash generation.

“Today we are thrilled to share with investors our strategy for delivering sustained profitable growth in the years ahead. Through an enhanced focus on leveraging ABS and technology leadership to grow organically in markets with strong secular trends, a refined approach to active and disciplined M&A, and an ongoing commitment to disciplined capital allocation, we are positioning Altra to deliver on our new three-year targets of 3% to 5% organic growth, 300 basis points of margin expansion and >100% free cash flow conversion. Longer term, we are forming a strong and scalable foundation that positions Altra to be a through-the-cycle compounder with a clear path to achieving $3 billion of revenue by 2027 through a combination of organic and M&A driven growth,” concluded Christenson.

Key Themes

During the event, the team will demonstrate several key themes related to Altra’s strength as an investment, including how Altra has:

1.
Experienced leadership with demonstrated success improving targeted metrics and managing the business through challenging market environments,

2.
A proven and resilient cash generative business model that supports capital allocation priorities of maintaining a healthy balance sheet, investing in growth via organic investments and disciplined M&A, and returning capital to shareholders,
3.
A strong and defensible competitive moat with mission-critical solutions and sticky customer relationships,
4.
A commitment to maximizing growth by focusing the portfolio and investments on secular trends that leverage core competencies and further advance Altra’s product portfolio up the technology curve, and
5.
A clear path to further value capture and margin expansion by leveraging our unified Altra Business System with proven Leadership, Growth, & Lean tools.

Financial Targets

Altra will introduce the following new 2024 financial targets at its 2022 Investor Day:

•
Consistent organic revenue CAGR of 3-5%
•
300 basis points of operating margin expansion
•
Free cash flow conversion above 100%

Altra also is presenting a path to $3 billion of revenue by 2027 at today’s event.

Investor Day Webcast

The webcast of the presentation, as well as copies of the accompanying slides, will be available in the Events & Presentations section of Altra’s investor relations website. Webcast participants interested in asking questions during the Q&A portion of the live event may do so via the “Ask A Question” tab available through the webcast platform. A webcast replay also will be available on the website following the event.

About Altra Industrial Motion Corp

Altra Industrial Motion Corp. is a premier global manufacturer and supplier of highly engineered motion control, automation and power transmission systems and components. Altra's portfolio consists of 27 well-respected brands including Bauer Gear Motor, Boston Gear, Kollmorgen, Portescap, Stromag, Svendborg Brakes, TB Wood's, Thomson and Warner Electric. Headquartered in Braintree, Massachusetts, Altra has over 9,600 employees and 49 production facilities in 16 countries around the world.

AIMC-G

CONTACT:

Altra Investor Relations

781-917-0600

Email: ir@altramotion.com